Exhibit 10.26
aspen

PHARMACARE LIMITED T/A ASPEN PHARMACARE
company registration number 1898/000252/06
("Pharmacare")

and

MEDTECH PRODUCTS INC.
("Medtech")

SUPPLY AGREEMENT

TABLE OF CONTENTS

1	PARTIES……………………………………………………………………………….	3
2	RECITAL……………………………………………………………………………….	3
3	INTERPRETATION……………………………………………………………………	3
4	MATERIAL TERMS OF THE SUPPLY AGREEMENT……………………………	7
5	EFFECT OF TERMINATION OR EXPIRATION…………………………………..	20
6	CONFIDENTIALITY…………………………………………………………………..	21
7	RELATIONSHIP OF PARTIES………………………………………………………	21
8	ASSIGNMENT…………………………………………………………………………	21
9	FORCE MAJEURE……………………………………………………………………	22
10	GOVERNING LAW AND JURISDICTION………………………………………….	22
11	NOTICES……………………………………………………………………………….	22
12	ANNOUNCEMENT……………………………………………………………………	23
13	AFFILIATES……………………………………………………………………………	23
14	COSTS………………………………………………………………………………….	23
15	CURRENT AGREEMENT……………………………………………………………	24
16	SIGNATORIES………………………………………………………………………..	24

EXHIBIT A -	PRODUCTS AND PRICES EXCLUDING DEVELOPMENT COSTS	25
EXHIBIT B -	DEVELOPED PRODUCTS	26
EXHIBIT C -	CTD INDEX	27

1.	PARTIES

1.1.	Medtech Products Inc., a Delaware Corporation having its principal place of business at 90 North Broadway, Irvington, New York, 10533, United States of America ("Medtech");

1.2.
Pharmacare Limited, a company registered and incorporated in the Republic of South Africa having its principal place of business at Building 8 Healthcare Park, Woodlands Drive, Woodmead, Johannesburg, Republic of South Africa ("Pharmacare").

2.	RECITAL

2.1.
Medtech and Pharmacare have a current supply agreement ("Current Agreement") with regard to the manufacture and supply by Pharmacare of the products (as defined below) to Medtech and certain ancillary issues, which is due for renewal on 31 December 2013.

2.2.	The Parties have agreed amended supply terms as recorded herein for a further extended period, which will supercede the Current Agreement on signature hereof.

2.3.
This supply agreement is intended to be exclusive in the United States and Canada except as specifically provided herein. The supply agreement is not intended to be exclusive outside the United States and Canada unless specifically provided herein.

3.	INTERPRETATION
In this Supply Agreement -

3.1.	clause headings are for convenience and shall not be used in its interpretation unless the context clearly indicates a contrary intention -

3.1.1. an expression which denotes the singular includes the plural and vice versa;

3.1.2. the following expressions bear the meanings assigned to them below and cognate expressions bear corresponding meanings –

3.1.2.1.    "this agreement" means this agreement only and its Exhibits,

as amended, from time to time;

3.1.2.2. "adverse event" means any untoward medical occurrence that may present during treatment with a medicine, but which does not necessarily have a causal relationship with this treatment;

3.1.2.3. "affiliate/s" means an entity, (whether or not incorporated and including without any limitation, a company, corporation, trust, partnership, joint venture or other association of persons) which, presently or in the future is owned or controlled by a party hereto by way of ownership, directly or indirectly, of 20% or more of such entity's share capital or otherwise, and such an entity shall continue to be deemed an affiliate only as long as such ownership or control continues; or owns or controls a party hereto by way of ownership, directly or indirectly, of 20% or more of such party's share capital or otherwise, and such an entity shall continue to be an affiliate only for so long as such ownership or control continues;

3.1.2.4. "applicable laws" means in relation to any person or entity, all or any laws compliance with which is mandatory for that person or entity;

3.1.2.5.	"bulks" means bulk batches of the manufactured products prior to their primary packaging;

3.1.2.6.	"contract year" means the twelve month period commencing on July 1 of the applicable period and ending on the next-following June 30;

3.1.2.7. "current good manufacturing practice or cGMP's" means the regulatory and other standards of good manufacturing practice relating to the manufacture of medicinal products as directed in the Code of Federal Regulations 21 CFR, Parts 210 and 211 and the Guidance for Industry: cGMP's;

3.1.2.8.	"commission/commissioned" means the stage at which government or regulatory authority has been granted and the facility is capable of commencing manufacture of the products;

3.1.2.9.	"confidential information" means information of a confidential and proprietary nature as defined in clause 6;

3.1.2.10. "effective date" means 1 July 2012;

3.1.2.11. "exclusive supply term" means the initial period and the extended period/s (if any);

3.1.2.12. "extended period/s" has the meaning given to that term in clause 3.1.2.44;
3.1.2.13. "external territories" means territories outside of the United States and Canada in respect of which the parties reach agreement in terms of clause 4.3, during the term;

3.1.2.14. "facility" means Pharmacare's eye drop manufacturing facility in Port Elizabeth, Republic of South Africa, for the purposes of, inter alia, manufacturing the products;

3.1.2.15. "FDA" means the United States Department of Health and Human Services, Food and Drug Administration;

3.1.2.16. "FCA" means "Free Carrier" as determined in accordance with INCOTERMS 2010;

3.1.2.17. "firm order" has the meaning given to that term in clause 4.5;

3.1.2.18. "firm order period" has the meaning given to that term in clause 4.5;

3.1.2.19. "force majeure event" means an event which interferes with the ability of a party to perform its obligations or duties under the supply agreement which is riot within the reasonable control of the party affected, not due to malfeasance, and which could not with the exercise of due diligence have been avoided, including fire, accident, labour difficulty, strike, riot, civil commotion, act of God, delay or change in law;

3.1.2.20. "governmental or regulatory authority" means any court, tribunal, arbitrator, agency, commission, official, department, inspectorate, ministry, parliament or public or statutory person or other instrumentality of any relevant country, state, province, county, city or other political subdivision having jurisdiction over any of the activities contemplated by the supply agreement and for the avoidance of doubt shall include the FDA;

3.1.2.21. "initial period" means the period from the effective date until 30 June 2019;

3.1.2.22. "intellectual property" means the body of technical information that is secret and substantial and comprises the formulae, specific manufacturing and packaging instructions (including but not limited to information, formulations, instructions, specifications and methods of quality control) but excluding the trademarks and patents;

3.1.2.23. "inventory" means raw materials and packaging components for the products;

3.1.2.24. "know-how" means the scientific and technical practices developed or owned by Medtech that are secret and substantial as well as any knowledge or the right to have the knowledge relating to the intellectual property imparted and comprises techniques and processes which are inherent and necessary to manufacture the products so as to enable Pharmacare to so manufacture the products;

3.1.2.25. "laws" means all laws, statutes, rules, regulations, ordinances, guidelines and other pronouncements having the effect of law of any relevant governmental or regulatory authority;

3.1.2.26. "latent defect" means a defect (a) existing at the time of receipt of the products by Medtech which is not discovered by visual inspection of the products by Medtech (or could not have been discovered by visual inspection in accordance with clause 4.9 of this agreement); but excluding (b) (i) a defect arising after the transfer of risk in the products including a defect resulting from the storage, handling or transport of the products following the transfer of risk; and (ii) a defect which is attributable to any specifications or instructions received from Medtech;

3.1.2.27. "manufacture" means all the activities relating to the production of each product spanning from purchasing the inventory to production, quality control and assurance, filling, labelling, packaging and finishing, release, holding and storage and the tests and analyses conducted in connection therewith;

3.1.2.28. "manufacturing authorisation" means the authorisation to manufacture the products as granted by the relevant governmental or regulatory authorities;

3.1.2.29.
"marketing authorisation" means those product licences and product authorisations relating to the products which enable the sale of the products in any part of the territory as granted by the relevant governmental or regulatory authorities;

3.1.2.30.	"Medtech's requirements of the products" means the total volume of the products which Medtech and/or its affiliates, directly or indirectly, market, distribute and/or sell in the territory;

3.1.2.31.	"party" means either Medtech or Pharmacare and "parties" shall mean both Medtech and Pharmacare;

3.1.2.32.
"patents" means any unexpired and otherwise valid patent issued by the United States Patent and trademark Office licensed, owned or applied for by Medtech or its affiliates pertaining to the products and used in their manufacture;

3.1.2.33.	"primary packaging" means the packaging that constitutes the final packed individual product unit in a form suitable for sale to retailers;

3.1.2.34.
"prime rate" means the minimum overdraft rate (percent per annum, compounded monthly) from time to time published by the Standard Bank of South Africa Limited as being its minimum overdraft rate to its prime customers in the private sector, as certified by any manager of that bank, whose designation need not be proved;

3.1.2.35.	"product" means the products described in columns 1, 2 and 3 of Exhibit A,

3.1.2.36.	"quality agreement" means the quality agreement executed between the parties in relation to the delineation of technical and quality assurance responsibilities of the parties;

3.1.2.37.
"regulatory support" means the support provided by Pharmacare to assist Medtech in undertaking regulatory filing, maintenance and compliance activities and processes relating to maintenance and updating of existing marketing authorisations (in so far as the support relates to activities conducted by Pharmacare for Medtech), including the provision of data required by Medtech to compile risk management plans and annual product reviews;

3.1.2.38.	"rolling forecast" has the meaning given to that term in clause 4.5.1;

3.1.2.39.	"secondary packaging" means the packaging that constitutes the outer packaging (including but not limited to shrink wrap and pallets) used to transport and store the products;

3.1.2.40.
"serious adverse event" means any untoward medical occurrence that at any dose: results in death; is life-threatening, in that the patient is at risk of death at any time of the event; requires patient hospitalisation or prolongation of existing hospitalisation; results in persistent or significant disability/incapacity; or results in a congenital abnormality/birth defect;

3.1.2.41.	"specifications" means the specifications applicable to the products as recorded in their respective marketing authorisations;

3.1.2.42.	"stability services" means all activities and processes necessary to validate the products shelf life in accordance with the stability protocol recorded in the quality agreement;

3.1.2.43.	"territory" means the United States and Canada and any external territories that may be expanded or contracted from time to time by written agreement in terms of clause 4.3;

3.1.2.44.
"term" means the period commencing on the effective date and terminating on 30 June 2019 ("initial period") which may be extended for a further term ("extended period"), subject to the parties commencing discussions to agree a further term 24 (twenty four) months prior to the expiry of the initial period and reaching such agreement for a further term not less than 18 (eighteen) months prior to the expiry of the initial period;

3.1.2.45.
"trademarks" means Medtech's name and logo and other trademarks (including but not limited to Murine® and Clear Eyes®) it wishes to include on the products, as well as any names and/or logos included on products sold to third parties as private label products (including, but not limited to Equate®, a registered trademark of Walmart);

3.1.2.46.
"validation/validated" means the process of establishing documented evidence which produces a high degree of assurance that a specific process will consistently produce the bulks in a form which will meet their pre-determined specifications and quality attributes.

4. MATERIAL TERMS OF THE SUPPLY AGREEMENT

4.1.	Supply

4.1.1.
Subject to clauses 4.1.3, 4.6 and/or 4.20.1, during the supply term and the extended period/s (if any), Pharmacare will sell and supply the products to Medtech, which will purchase the products for the territory from Pharmacare on the terms and subject to the conditions set out hereunder.

4.1.2.
For clarification purposes it is recorded that neither party has any rights and/or obligations against the other party in relation to the manufacture, supply and/or purchase of any products which will be marketed, distributed and/or sold in any geographical area, other than the territory (unless the territory is expanded by written agreement between the parties); and/or any products, other than the products as defined (unless the parties agree to extend this agreement to new products or territories in terms of clause 4.3).

4.1.3.
During the supply term and the extended period/s (if any), Pharmacare will exclusively sell and supply the product to Medtech, which will exclusively purchase all of Medtech and its affiliates' requirements for the products for the United States and Canada; provided that Medtech and its affiliates may acquire new ophthalmic eye solution products (by purchase or license) from third parties if it deems it commercially appropriate to do so; and provided further, that with respect to products for Canada, Pharmacare has obtained and is maintaining all regulatory approvals required to permit Medtech or its affiliate(s) to market and sell the products in Canada.

4.2.	New Products

Should Pharmacare develop new sterile liquid eye care products on behalf of Medtech and/or its affiliates which Medtech or any of its affiliates decide to market, distribute and/or sell anywhere in the territory (the "new products"), then Pharmacare shall be the exclusive manufacturer of such new products, provided that the supply price is consistent with comparable/similar existing products supplied in terms of this agreement.

4.3.        External Territories

Should Medtech and/or its affiliates at anytime during the term require the manufacture of products and/or new products for marketing, distribution and/or sale outside of the territory ("external territory"), then Pharmacare and Medtech or such affiliate shall discuss in good faith the possible supply of such products or new products by Pharmacare. It is expected that any such supply of products or new products will be on terms and subject to conditions similar to those set forth in this Agreement, but it is expressly recognized that any arrangements as to the supply of such products or new products by Pharmacare shall be subject to the parties' written agreement on:

4.3.1.    Regulatory requirements of the external territory; and

4.3.2.    Supply Prices; and

4.3.3. Volume commitments by Medtech.
It is understood by the parties that any supply by Pharmacare and purchase by Medtech or affiliate(s) of Medtech of products for sale in any external territory will be subject to Pharmacare having fulfilled its Regulatory obligations as set out in clause 4.18.

4.4.	Purchase Price/s

4.4.1. Medtech shall purchase the products from Pharmacare at the purchase price/s (the "purchase price/s") set out in Exhibit A.

4.4.2. The purchase price/s are FCA Aspen Distribution Centre ("ADC") Port Elizabeth.

4.4.3. The purchase price/s shall -

4.4.3.1. include:

4.4.3.1.1. the costs of conversion as set out in Exhibit A as adjusted, from time to time, in accordance with the provisions of clause 4.4.5;
4.4.3.1.2. the costs of primary packaging;
4.4.3.1.3. the costs of raw material;

4.4.3.1.4. the costs of providing stability services (if required); and

4.4.3.1.5. the costs of providing the regulatory support (if required);

4.4.3.2. exclude:

4.4.3.2.1. the costs of secondary packaging; and

4.4.3.2.2. the costs of delivery.

4.4.4. The conversion price shall remain fixed from 1 July 2012 to 30 June 2014.

4.4.5. Thereafter, purchase price/s shall be increased for the following 12 (twelve)
months and thereafter each succeeding 12 (twelve) month period as follows:

4.4.5.1. in relation to the costs of conversion in accordance with the increase in the Producer Price Index (PPI), subcategory Toilet preparation manufacturing (Industry Code 325620), during the most recently published 12 month period, as published by the U.S. Department of Labor's Bureau of Labor Statistics (http:l/www.bls.gov/ppil);

4.4.5.2. commencing on 1 July 2013, in relation to the components as set out in clauses 4.4.3.1.2 and 4.4.3.1.3, the actual increase in Pharmacare's costs of procuring and/or rendering the same.

4.4.6. No later than 60 (sixty) days prior to each purchase price increase, Pharmacare shall submit reasonable documentary proof of the factors affecting such increases to Medtech and enter into consultations with Medtech in relation thereto.

4.4.7. Notwithstanding the provisions of clause 4.4.5 increases in the purchase price/s shall be moderated (the "moderation") by -

4.4.7.1. manufacturing process improvements achieved, from time to time, by Pharmacare in relation to the manufacture of the products. Pharmacare undertakes to use its best endeavours to achieve such improvements; and

4.4.7.2. those cost efficiencies which will accrue to Pharmacare in the event of Medtech purchasing more than 27,000,000 (twenty seven million) units of the products from Pharmacare during any 12 (twelve) month period of the term, excluding the items listed below:

4.4.7.2.1. MURINE® PLUS RED RELIEVER 0.50Z
4.4.7.2.2. ARTIFICIAL TEARS 0.5 OZ WM

4.4.7.2.3. MURINE® TEARS 0.5 OZ

4.4.7.2.4. EQUATE® 0.5 OZ WM
4.4.7.2.5. EQUATE® 1 OZ WM

4.4.7.3.	The calculation of the cost efficiencies referred to in clause
4.4.7.2 is illustrated as follows:
Number of units ordered by Medtech is Year 1 = A
Base volume in number of units = 27,000,000
% Increase from the base volume = (A - 27,000,000)/ 27,000,000
Volume discount table

% Change in Volume	% Volume Discount
<5%	No impact
>5%	0.5%
>10%	1.0%
>15%	1.5%
>20%	2%

% Conversion Price increase in Yr 2 = % USA PPI (Yrl) - % Volume
Discount
Example:
Volume of orders placed on Pharmacare in Year 1 -- 30 500 000 units
USAPPI-3%

% Increase from the base = (30 500 000 - 27,000,000)/ 27,000,000
= 12.96%
Using the Volume discount table the volume discount is 1%
% Conversion Price Increase in Year 2 = 3 - 1 = 2%.

4.4.8. No price increase shall be effective unless and until Pharmacare has provided at least 60 (sixty) days notice in writing to Medtech.

4.4.9. The Parties recognize that the prices of the products under the Current Agreement and this agreement include certain equipment acquisition costs and other construction costs for the facility. The Parties agree that, in the event that the term of this agreement is extended in accordance with clause 3.1.2.44 of this agreement, the parties will in good faith, as part of such extension, take into account the condition, value and future lifespan of the facility and the applicable equipment to adjust the depreciation expense when negotiating new product prices.

4.4.10. The Parties agree that should Medtech's orders for any contract year be less than 20,000,000 (twenty million) units overall, Pharmacare will be entitled to renegotiate or adjust supply prices for the following 12 (twelve) month period.

4.5.	ForecastslFirm Orders

4.5.1. Unless otherwise agreed in writing by the parties, Medtech shall on a monthly basis provide Pharmacare with a rolling forecast of its requirements for the products for an 18 (eighteen) month period (the "rolling forecast"). All rolling forecasts and any updates to such rolling forecasts shall be updated on a monthly basis and provided to Pharmacare by the 15th (fifteenth) business day of each month, for the 18 (eighteen) month period commencing on the first day of the immediately following month.

4.5.2. Medtech's requirements of the products during the first 3 (three) months of the rolling forecast (the "firm order period") shall be considered a firm order (in that Medtech will be required to purchase and Pharmacare shall be required to supply the products) (the "firm order") unless agreed otherwise by the parties in writing. Firm orders each month shall be in accordance with the multiple order quantity of that product's manufacture batch size (that is, in whole multiple manufacture batch sizes and not fractions thereof).

4.5.3. Pharmacare shall order sufficient quantities of the inventory to enable it to manufacture the products in accordance with Medtech's requirements for firm orders.

4.5.4. Pharmacare shall also maintain one batch of printed materials in excess of firm orders for each finished goods sku as well as 833,000 bottles of 0.2 oz. and 1,300,000 bottles of 0.5 oz. sizes. Should Medtech request changes to printed materials, it undertakes to settle the actual write off costs in relation to such forecasted printed materials.

4.6. Quantities of Supply and Purchase

4.6.1. Notwithstanding any other provisions of this agreement, for products existing as of the effective date, Pharmacare shall not be obliged to supply more than 32,000,000 (thirty two million) units of the products and, in any event, not more than:

4.6.1.1.	10,000,000 (ten million) units of the products which are 0.2

(nought point two) ounces and/or 10 (ten) millilitres in size;

4.6.1.2.	3,000,000 (three million) units of the products which are 1 (one)

ounce in size;

4.6.1.3.	24,000,000 (twenty four million) units of the products which are

0.5 (nought point five) ounces in size.

4.6.2. In the event that the parties agree on the addition of new products for the territory or any extended territory, such negotiations will include mutually agreeable volume limits for such products.

4.6.3.
Subject to clauses 4.1.3, 4.6 and 4.20.1, Medtech shall, during the initial term and the extended period/s (if any), be obliged to purchase all of Medtech and its affiliates' requirements of the products for the territory exclusively from Pharmacare on the terms and subject to the conditions set out in this agreement.

4.6.4.
Notwithstanding any other provision of this agreement, should Medtech require in excess of 32,000,000 (thirty two million) units of the products during any forecasted 12 (twelve) month period and/or products in excess of the threshold set out in clause 4.61 (the "additional products"), then Medtech shall give notice, in writing (the "invitation notice") to Pharmacare of its requirements for the additional products and Pharmacare shall make a good faith effort to supply such additional products and shall notify Medtech within 30 days of the date of Medtech's notice whether or not Pharmacare is able to supply such additional product. In the event of Pharmacare failing to agree to supply such additional product within such 30 day period, Medtech shall be entitled to purchase the additional products from a third party of its choice.

4.6.5.
In the event of Medtech experiencing a significant and confirmed increase in future volumes during the term, Medtech will provide Aspen with advance notice of such increase. On such notification, the Parties will engage in good faith discussions to explore an increase in the capacity volumes for the remaining term of the Agreement.

4.7. Delivery

4.7.1.
Pharmacare shall deliver each firm order of each product in the quantities and within the delivery dates directed by Medtech as specified in the firm order, at Medtech's expense. A firm order will be considered complete if it is within a tolerance of + or - 5% (five percent) of the ordered quantity. Any deviation greater than + or - 5% (five percent) needs to be agreed in writing between the parties.

4.7.2.
Pharmacare shall ensure that all products supplied under this agreement, other than validation batches, shall have their relevant registered shelf-life, less a maximum of 90 (ninety) days, at the date of delivery thereof (FCA, ADC Port Elizabeth) unless otherwise agreed in writing between the parties.

4.7.3.
Delivery will be considered on time if the products are delivered (as determined in accordance with FCA, ADC Port Elizabeth) within 90 (ninety days) of Pharmacare's receipt of Medtech's purchase order. Any purchase order received after the 15th (fifteenth) of any calendar month will be deemed to be received on the 1st (first) of the following month, for the purposes of calculation of the delivery date. In the event of any anticipated delay in shipment in excess if two (2) weeks, Pharmacare will promptly notify Medtech and, if requested by Medtech, Pharmacare will arrange for delivery by air freight and will pay the incremental cost of such air freight over the ocean freight delivery cost.

4.7.4.	Pharmacare shall arrange the delivery of each order of the product to the location as agreed, in writing, between the parties.

4.8.	Specifications

4.8.1.
Changes may be made in the specifications as required to maintain the product for sale in the territory, subject to written agreement between the parties and compliance with cGMP's. Medtech shall notify Pharmacare as far in advance as is practicable prior to the effectiveness of such amendment or change and Pharmacare shall promptly notify Medtech of the implementation of any such amendment or change. To the extent that such amendment or change results in an increase or reduction in the cost of manufacturing a product, the parties shall jointly examine and mutually agree upon the consequences thereof and shall make appropriate adjustments to the purchase price/s, save as otherwise agreed in writing any such increase in the purchase pricels shall be borne by Medtech.

4.8.2.
Changes in the specifications requested by Medtech in relation to product improvements and the like shall require Pharmacare's prior written consent, which consent shall not be unreasonably withheld. To the extent that such changes result in an increase or reduction in the costs of manufacturing a product, the parties shall jointly examine and mutually agree upon the consequences thereof and shall make appropriate adjustments to the purchase price/s save as is otherwise agreed in writing any such increase in purchase price/s shall be borne by Medtech. Medtech shall also be liable for and shall pay for the costs of amending the know-how and/or intellectual property as a consequence of such changes to the specifications, including but not limited to validation and stability.

4.8.3.
Medtech and Pharmacare shall cooperate to ensure that the specifications and other instructions provided by Medtech are and shall, at all times, be in accordance with the marketing authorisations for each product. Notwithstanding the aforesaid, Medtech shall be solely responsible for ensuring that the specifications and all instructions given to Pharmacare are, at all times, in accordance with the marketing authorisation for each product and the applicable laws. Medtech shall be solely liable for any omissions and/or shortcomings in relation to the marketing authorizations for each product.

4.9.	Acceptance of Delivery

4.9.1.
Medtech shall, within a period of 30 (thirty) business days of receipt of products delivered to it (or its nominee) by Pharmacare, have the right to reject any such products as a consequence of them being defective or where the products delivered are outside the quantity tolerance specified in clause 4.7.1. If Medtech does not notify Pharmacare of its election to reject the products within the aforesaid period of 30 (thirty) business days, then the products delivered will be deemed to have been accepted by Medtech unless the defect is latent.

4.9.2.
In addition to the rights to return defective products in clause 4.9.1, following the date of delivery of a product to Medtech (or its nominee), Medtech shall be entitled to return products still in the possession or under the control of Medtech in the event that latent defects in such products later become evident.

4.9.3.
Any quantities of the products which are properly rejected and/or returned by Medtech in accordance with the provisions of this agreement shall be returned to Pharmacare at Pharmacare's expense and at Pharmacare's option:

4.9.3.1.	the products shall be replaced by Pharmacare as quickly as possible at Pharmacare's sole expense; or

4.9.3.2.	Pharmacare shall refund the purchase price/s then paid to it by Medtech in res[p]ect of those products.

4.10.	Terms of Sate

4.10.1. The products shall be delivered FCA, ADC Port Elizabeth, and accordingly the purchase price/s therefore excludes the costs and expenses associated with delivery (except as otherwise provided in clause 4.7.3 of this agreement) and secondary packaging. The parties undertake to co-operate to do all things reasonably practicable to ensure the reliable and economic delivery of the products to Medtech.

4.10.2. Unless otherwise agreed by the parties in writing, Pharmacare shall be responsible for making the delivery arrangements on behalf of Medtech. The parties shall annually in advance (or at such other times as agreed) agree delivery arrangements for the supply during that year (or other relevant following period).

4.10.3.
All or any direct costs and expenses incurred by Pharmacare in respect of the actual delivery of the products and in relation to secondary packaging shall be reimbursed by Medtech to Pharmacare simultaneously with the payment of the purchase pricels for the products in question.

4.10.4.
Pharmacare shall issue an invoice with each delivery of product in respect of the purchase price/s of such products which invoice will include the costs and expenses of delivery and/or secondary packaging referred to in clause 4.10.3 above and Medtech agrees to pay such invoice by wire transfer arranged through an United States bank, payable within 60 (sixty) days from the issue of the invoice.

4.10.5.
All payments of the purchase price/s or other sums payable by Medtech shall be made without any set-off in a timely fashion. Any amount due to Pharmacare and not paid within the required period shall be subject to interest charged at the prime rate (both before and after any judgement) calculated from the date the payment of the relevant sum was due to the date it is paid in full (inclusive).

4.10.6.	The risk of loss, damage, destruction of products shall pass to Medtech when the products are delivered (as determined in accordance with the INCOTERM FCA, ADC Port Elizabeth).

4.10.7.	The legal and beneficial title to the products shall transfer to Medtech on the date Pharmacare has received payment in full and in cleared funds of the purchase price/s for the products.

4.10.8.
Pharmacare shall issue a Certificate of Analysis ("C of A") for each lot of Product shipped to Medtech, each such C of A to be sent electronically as a pdf file to Medtech QA and the receiving United States Distribution Center prior to the arrival of the lot at the United States port.

4.11. Medtech's Intellectual Property

In order to avoid the infringement of Medtech's intellectual property and solely for the purposes of Pharmacare manufacturing the products for Medtech, Medtech grants to Pharmacare non-transferable, royalty-free, non-exclusive license to use the:

4.11.1. trademarks; and

4.11.2. the intellectual property.

4.12.	Manufacturing Issues

4.12.1. If it is necessary for the purposes of compliance with any applicable laws for Pharmacare to make any change to the manufacturing process, procedures or facilities including changes in or replacement of equipment it shall so notify Medtech and Medtech shall as soon as possible make all such changes to the marketing authorisation, through application to the relevant governmental or regulatory authority and Pharmacare shall, at Medtech's cost and expense (which costs and expenses shall be paid for by Medtech and/or reimbursed to Pharmacare by Medtech against demand), supply data which Medtech reasonably requires for such purpose.

4.12.2. Pharmacare warrants to Medtech that it will manufacture each product in compliance with the specifications for such product and in accordance with good manufacturing practices, the marketing authorisations and the provisions of the technical agreement.

4.12.3. Pharmacare will, at its cost and expense, maintain all necessary manufacturing authorisations to manufacture the products.

4.12.4. Pharmacare will be responsible for creating and retaining all records relating to the manufacture of the product as required by the applicable laws and confirmed in the quality agreement.

4.12.5. Pharmacare shall, at its cost and expense, conduct all necessary validation and routine maintenance stability studies in respect of the products.

4.12.6. Pharmacare shall be responsible for procuring all inventory for each product.
All inventory procured by Pharmacare and used in the products shall be tested (by Pharmacare or the supplier thereof) to assure that they meet the specifications and quality standards. In addition, Pharmacare will maintain records and information of the inventory to support the Product and to assist with activities relating to the registration, maintenance and approval of inventory of existing Products. The aforegoing will include interactions with suppliers of the inventory to resolve Medtech's technical queries and obtaining documentation to support the CMC section of the Common Technical Documents ("CTD").

4.12.7. Pharmacare shall supply products bearing the trademarks and Medtech's marketing authorisation number and Medtech shall be responsible for determining the contents and appearance of the product containers labels, inserts and packaging materials in relation to the primary packaging.

4.12.8. Pharmacare shall make changes to the appearance of the primary packaging as requested by Medtech from time to time. Pharmacare will make no change to the primary packaging without the prior written approval of Medtech. All increases in costs associated with changes to the primary packaging, including but not limited to stability tests to support such changes, shall be added to and incorporated into the purchase price/s of the products.

4.12.9. In order that Pharmacare can make the necessary preparations for the commencement of manufacture of each product (and primary packaging)

bearing Medtech's name and logo Medtech shall provide Pharmacare with copies of the necessary artwork, materials and other information required by Pharmacare a reasonable period prior to the commencement of their production in accordance with Pharmacare's reasonable lead-times.

4.13.    Previous Product Development

4.13.1. The Parties record that Pharmacare has completed product development work for the products listed in Exhibit B ("development products").

4.13.2. The cost of developing the development products shall be amortised over the volumes as recorded in Exhibit B.

4.13.3. Once the minimum volumes have been purchased and paid for by Medtech (including any volumes purchased and paid for pursuant to the Current Agreement), then the price of each of the development products shall reduce by the portion of the price which was made up of the amortisation of the development costs, as set forth in the column of Exhibit B entitled "Development Cost."

4.14.	Future Product Development

4.14.1. Should Medtech request any development work for future eye care products, Pharmacare shall have the right to undertake such development work, subject to the parties entering into a written Product Development Agreement ("PDA"), which will, inter alia, provide:

4.14.1.1. for payment of the development costs on completion of the development;

4.14.1.2. that development shall be regarded as complete once Pharmacare has delivered to Medtech 3 (three) validation batches of the developed product that meet all agreed specifications as set out in the FDA, and are approved by Medtech quality assurance, such approval not to be unreasonably withheld.

4.14.2. The parties record that any future eye care products developed by Pharmacare at Medtech's request during the term will be supplied by Pharmacare to Medtech according to the terms contained in this exclusive supply agreement subject to mutual agreement as to prices, volumes and other commercial terms.

4.15. Adverse Drug Reaction, Competent Authorities and Product Recall

4.15.1.
Medtech will be responsible for reporting any adverse event in particular, without limiting the generality of the aforegoing, any serious adverse event unless otherwise agreed, in writing, between the parties.

4.15.2.
Pharmacare shall, immediately upon receipt of any communication from any governmental or regulatory authority relating to each product, forward a copy or description of the same to Medtech and respond to all inquiries by Medtech relating thereto. If Pharmacare must communicate with any governmental or regulatory authority, then Pharmacare shall so advise Medtech immediately, and, unless prohibited by the applicable law, provide

Medtech in advance with a copy of any proposed written communication and comply with any and all reasonable direction of Medtech concerning any meeting or written or oral communication with any governmental or regulatory authority.

4.15.3.	Medtech shall have sole responsibility for and shall make all decisions with respect to any complaint, recall, market withdrawals or any other corrective action related to the products.

4.15.4.
In the event that such recall results from any cause or event arising from the manufacturing, packaging and/or storing of the recalled product by Pharmacare or any third-party subcontractor or the negligence of Pharmacare or such third-party subcontractor, Pharmacare shall be responsible for all of the expenses incurred by Pharmacare and Medtech in connection therewith. The aforegoing shall not apply in instances where a recall arises out of an inherent featureldefect of the Product when manufactured according to Specification and/or any change controls and deviations as initiated and approved by Medtech. In the event that such recall results from any cause or event arising from the storage, distribution or handling of the recalled product by Medtech or the negligence of Medtech, Medtech shall be responsible for all of the expenses incurred by Supplier and Buyer in connection therewith. For purposes of this Agreement, the expenses of recall shall include the reasonable expenses of notification and destruction or return of the recalled product and replacement thereof and all other reasonable costs incurred in connection with such recall. If there is any dispute concerning which party's acts or omissions gave rise to such recall of a product, such dispute shall be referred for decision to an independent expert to be appointed by agreement between Medtech and Pharmacare. The costs of such independent expert shall be borne equally between Medtech and Pharmacare. The decision of such independent expert shall be in writing and, except for manifest error on the face of the decision, shall be binding on both Medtech and Pharmacare.

4.16.	Delivery of Know-How and Intellectual Property

Pharmacare acknowledges that the know-how and intellectual property applicable to the products existing on the effective date has been delivered to Pharmacare pursuant to the Current Agreement. With respect to any know-how and intellectual property that may be applicable to any new products that may be supplied by Pharmacare to Medtech pursuant to this agreement, the parties shall agree the process and timing of the delivery thereof by Medtech to Pharmacare, if applicable, which know-how and intellectual property may include but not be limited to a technical data pack in respect of each of the products containing at least the vendor details, specifications and test methods for active pharmaceutical ingredients and excipients, vendor details, specifications and test methods for primary packaging, detailed requirements of printed primary packaging, detailed manufacturing and primary packaging instructions, secondary packaging instructions, validation parameters and previous reports, finished product specifications and test methods, validation and/or system suitability data, stability protocols and results of previous stability tests, complete batch manufacturing records for past batches and product samples.

4.17. Warranties by Medtech

Medtech warrant to Pharmacare that-
4.17.1. neither the trademarks or the primary packaging will, throughout the term, infringe the rights, including the intellectual property rights, of any person or entity when delivered to Medtech for sale in the territory;

4.17.2. the transfer of the know-how and intellectual property to Pharmacare will not infringe the rights, including the intellectual property rights, of any person or entity and it will, throughout the term, have the exclusive legal and beneficial interest in the know-how and related information; and

4.17.3. provided that the products have been manufactured by Pharmacare in compliance with their specifications and in accordance with good manufacturing practices and all applicable laws will not whether, by their use or administration or otherwise, cause any adverse event and, in particular, without limiting the generality of the aforegoing, any serious adverse event.

4.18.	Regulatory Support

4.18.1. Notwithstanding the purchase prices being inclusive of regulatory support, Medtech shall, at all times, and without limitation be solely responsible to ensure that all activities and processes relating to the maintenance and updating of the marketing authorisations are timely and comprehensively undertaken in accordance with the applicable laws.

4.18.2. Pharmacare shall also be obligated to maintain listing as an authorized drug and medical device establishment in the United States and shall provide documentation of successful audits completed by the United States Food and Drug Administration, Health Canada or Therapeutic Goods Administration every two years during the term. Pharmacare will also cooperate with and provide information in response to any audit by a third party (in relation to the Products only) or by any regulatory authority or as requested by Medtech.

4.18.3.
Pharmacare's obligation in relation to regulatory support shall include the compilation of the CMC aspects of Regulatory Dossier for the existing marketing authorisations, which will include data available at Pharmacare's manufacturing site.

4.18.4. In addition, regulatory support shall include:

4.18.4.1. the compilation and submission of the change of site of manufacture in South Africa, Australia and New Zealand; and

4.18.4.2. provision of documents when requested, and if in Pharmacare's possession, in support of site change filings in Hong Kong, South Korea and the United Kingdom.

4.18.5. In relation to activities arising in terms of clause 4.18,4 the parties undertake to agree a Responsibility Index which will:

4.18.5.1. be in a similar form to that of the CTD Index (CMC aspects), as per Exhibit C;

4.18.5.2. record the documents to be supplied by Pharmacare and the timeframe within which it will be supplied; and

4.18.5.3. the parties agree to monthly (or such other time frame as agreed between the parties) reviews to determine the progress of the site change submissions and resolve any matters which prevent filing and approval of the Pharmacare site.

4.18.6. All other regulatory support as may be reasonably requested will be provided by Pharmacare subject to agreement between the parties and incorporated in a CTD Responsibility Index.

4.18.7. Medtech hereby indemnifies Pharmacare against any liability for loss (excluding economic loss), damage or injury (including death) whether direct, indirect or consequential suffered by any person or entity not being a party to this agreement resulting from or arising out of the failure to maintain and/or update the marketing authorisations in accordance with the applicable laws.

4.18.8. Pharmacare hereby indemnifies Medtech against any liability for loss (excluding economic loss), damage or injury (including death) whether direct, indirect or consequential suffered by any person or entity not being a party to this agreement resulting from or arising out of the failure of Pharmacare to meet specifications or to follow the requirements of cGMP's.

4.19.	Liability

In no event shall Medtech or Pharmacare be liable to each other (except for liabilities provided for in clauses 4.18.3 and 4.18.4) in contract, tort (including negligence), breach of statutory duty or otherwise for:

4.19.1. any indirect or consequential loss of or damage of any nature whatsoever; or

4.19.2. any loss of profit, pure economic loss, depletion of goodwill, loss of business or like loss (whether direct or indirect); or

4.19.3. any claim/s by the other party (inclusive of indemnities by either party) irrespective of the nature or cause of such claim/s which alone or in aggregate exceed US$50,000,000.00 (fifty million United States Dollars), arising out of or in connection with this agreement.

4.20.	Remedies

4.20.1. Provided that Pharmacare has used its best endeavours to timely deliver the products to Medtech on the terms and subject to the conditions set out in this agreement, and subject to the provisions of clause 4.7.3 of this agreement, then Medtech shall have no claims against Pharmacare arising out of or flowing from such non-delivery. In all instances where Pharmacare fails to timely deliver any of the products to Medtech (the "undelivered products"), Medtech shall have the right, notwithstanding any other provision of this agreement, to purchase the undelivered products from another supplier of its choice.

4.20.2. In the event of Medtech failing to pay the full purchase price/s for the products on due date, then Pharmacare shall be entitled to immediately suspend the further supply of the products (the "suspended products") to Medtech, on written notice to Medtech, this until such time as the outstanding purchase price/s, together with accrued interest thereon, has been paid in full. The failure by Pharmacare to deliver the suspended products shall not give rise to a breach of this agreement by Pharmacare.

4.20.3. Any amounts which are due by one party to the other party in terms of this agreement which are not paid on due date shall accrue interest at the prime rate, being the rate as determined by the First National Bank of South Africa, calculated from due date to date of payment (inclusive).

4.20.4. A failure by either party to perform or observe any of their remaining obligations set out in this agreement shall entitle the other party to only claim specific performance and damages (subject to the limitations set out in clause 4.19) and the parties hereby waive and abandon all or any other rights and remedies, howsoever arising or wherever recorded, against the other party, which are not expressly set out in this clause 4.20.

4.21.    Subcontracting

Pharmacare may subcontract its obligations to any third party provided that such     subcontracting (a) is approved by Medtech (such approval not to be unreasonably     withheld), (b) does not cause a breach of any applicable laws, and (c) Pharmacare     remains responsible for and liable for the acts, errors and omissions of its     subcontractor. Any intention to subcontract shall be noticed to Medtech, in writing, not     less than 90 (ninety) days in advance.

4.22.     Sale of Business by Medtech

In the event of Medtech, at any time during the term, selling, disposing of or otherwise alienating its business of marketing, selling and/or distributing the products, it will use its commercially reasonable efforts to ensure that the third party acquirer of that business takes assignment of this agreement.

5. EFFECT OF TERMINATION OR EXPIRATION

5.1.
Upon expiration or prior termination of this agreement, for any reason, it shall not release either party from any liability which at the said time it has already incurred to the other party nor affect in any way the survival of any rights, duties or obligations of either party.

5.2.
Upon earlier termination of this agreement, Pharmacare shall supply to Medtech and Medtech shall purchase the finished products at their purchase pricels and any inventory then in Pharmacare's possession (or on order by Pharmacare), to the extent produced or on order in accordance with Medtech's purchase orders, this at the cost pricels thereof.

5.3.
Medtech shall be liable to pay Pharmacare the purchase pricels for the finished products and the cost price of the inventory within 14 (fourteen) days of the date of expiration or earlier termination of this agreement or in respect of part termination.

5.4.	Delivery of the finished products and inventory pursuant to the provisions of this clause 5 shall be made FCA, ADC Port Elizabeth.

5.5.
Pharmacare's non-transferable, royalty-free, non-exclusive license to use the trademarks and the intellectual property shall immediately terminate and Pharmacare shall have no further rights, title or interest in and to the said trademarks or intellectual property and it shall immediately cease exercising any rights in relation thereto.

6.CONFIDENTIALITY

6.1.
All confidential and/or proprietary information of Pharmacare disclosed to Medtech and all confidential and/or proprietary information of Medtech disclosed to Pharmacare including, but not limited to, information relating to any product or the business affairs or finances of either party, information contained in the knowhow and the terms of this agreement and/or the supply agreement known hereafter as the "confidential information" shall be held in confidence and not disclosed by the other party to any third party or used, for any reason whatsoever, outside the scope of this agreement and/or the supply agreement; provided, that the definition of "confidential information" and the obligation of confidentiality assumed by Medtech and Pharmacare hereunder shall not apply to any confidential or proprietary information which was or becomes available to Medtech or Pharmacare, as the case may be, on a non-confidential basis from a source that is not under an obligation (whether contractual, legal or fiduciary) to the other party to keep such information confidential (a) is or becomes generally available to the public other than as a result of a disclosure by the party receiving information of the other party (the "receiving party") or its directors, officers, employees, affiliates, agents, representatives, consultants and advisors (collectively, the "Representatives"); (b) was within the possession of the receiving party or its Representatives prior to its being furnished to the receiving party by or on behalf of the other party (the "disclosing party"), and the receiving party can provide evidence of such possession; (c) becomes available to the receiving party or its Representatives on a non-confidential basis from a source other than the disclosing party or any of its Representatives; or (d) was developed independently by the receiving party or its Representatives without the use of the confidential information and the receiving party can provide evidence of such independent development. If the receiving party is requested in any judicial or administrative proceeding or by any governmental or regulatory authority to disclose any information of the disclosing party, the receiving party shall give the disclosing party prompt notice of such request so that the disclosing party may seek an appropriate protective order. The receiving party shall cooperate reasonably with the disclosing party in obtaining such an order. if in the absence of a protective order the receiving party is nonetheless compelled to disclose confidential information of the disclosing party, the receiving party may make such disclosure without liability hereunder, provided that, to the extent legally permissible, the receiving party gives the disclosing party written notice of the confidential information to be disclosed as far in advance of its disclosure as is practicable and, upon the disclosing party's request and at its expense, the receiving party will use reasonable efforts to obtain reasonable assurances that confidential treatment will be accorded to such confidential information.

6.2.	This clause 6 shall survive the expiration or termination of this agreement for a period of 2 (two) years.

7.	RELATIONSHIP OF PARTIES

The parties shall be considered independent contractors, and neither the conclusion of this agreement nor the performance of any of the provisions hereof shall be construed to make either party an agent, employee or legal representative of the other, nor shall this agreement be deemed to establish a joint venture or partnership.

8.	ASSIGNMENT
Neither party shall cede its rights or assign its obligations under this agreement without the prior written consent of the other party (such consent not to be unreasonably withheld).

9.	FORCE MAJEURE

The occurrence of a force majeure event shall not excuse a party from the performance of its obligations or duties under this agreement, but shall merely suspend such performance during the continuation of force majeure event. The party prevented from performing its obligations or duties because of force majeure shall promptly notify the other party hereto (the "other party") of the occurrence and particulars of such force majeure event and shall provide the other party, from time to time, with its best estimate of the duration of such force majeure event and with notice of the termination thereof. The party so affected shall use its reasonable efforts to avoid or remove such causes of non-performance. Upon termination of the force majeure event, the performance of any suspended obligation or duty shall promptly recommence. Neither party shall be liable to the other party for any direct, indirect, consequential, incidental, special, punitive or exemplary damages arising out of or relating to the suspension or termination of any of its obligations or duties under this agreement by reason of the occurrence of force majeure event. In the event that force majeure event has occurred and is continuing for a period of at least 6 (six) months, the other party shall have the right to terminate this agreement upon 30 (thirty) days written notice.

10.	GOVERNING LAW AND JURISDICTION

10.1.	The construction, validity and performance of this agreement shall be governed by the laws of the State of New York, United States of America.

10.2.
It is irrevocably agreed that the State and Federal courts located in the State of New York, United States of America, are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this agreement and accordingly that any action or proceeding so arising may be brought in such courts.

11.	NOTICES

11.1.
Any notice to be given under this agreement shall be in writing and delivered personally or sent by first class recorded delivery post or facsimile, or by reputable air courier service, to the address for service of the other party as set out in clause 11.4, or such other address as may have been notified in writing to the other party.

11.2.
A notice shall be deemed to have been served as follows if personally delivered, at the time of delivery; if posted, at the expiration of 96 (ninety six) hours after the envelope containing the same was delivered into the custody of the postal authorities; or if sent by facsimile at the expiration of 24 (twenty four) hours after the same was transmitted.

11.3.
In proving service of a notice: by delivery by hand: it shall be sufficient to show that delivery by hand was made; by post: it shall be sufficient to show the envelope containing the communication was properly sent by first class recorded delivery post; by facsimile transmission: it shall be sufficient to show that the facsimile was despatched and a confirmatory transmission report received.

11.4 Addresses for service:

Pharmacare:

Building 8 Healthcare Park
Woodlands Drive
Wood mead
JOHANNESBURG
Telefax No. +27 (11) 239 6530

With copy to:

Aspen Pharmacare Holdings Limited
1st Floor Aspen House
Aspen Park
98 Armstrong Avenue
La Lucia Ridge
Durban
Telefax No. +27 (031) 580 8640
Marked for the attention of The Deputy Group Chief Executive

Medtech:
Medtech Products, Inc.
Attn: Vice President, Operations
90 North Broadway
Irvington, New York 10533
Telefax (No 001) 914-524-7409

With a copy to:
Prestige Brands Holdings, Inc.
Attn: General Counsel
90 North Broadway
Irvington, New York 10533
Telefax (No. 001) 914-524-7488

12.	ANNOUNCEMENT

Neither party shall issue or make any public statement with respect to this agreement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed. No approval shall be required to the extent disclosure may be required by the applicable law.

13.	AFFILIATES

Medtech undertakes to Pharmacare that it shall procure that all of its affiliates are bound by and that they comply with the provisions of this agreement.

14.	COSTS

Each party shall be liable for its own costs incurred in relation to the negotiation, preparation and execution of this agreement.

15.	CURRENT AGREEMENT
This agreement supersedes the Current Agreement except that any rights and obligations of either party under the Current Agreement accruing prior to the effective date shall survive and shall remain in full force and effect.

16.	SIGNATORIES

Pharmacare Limited t/a Aspen Pharmcare	Medtech Products Inc.

Signature: /s/ S. Capazolio	Signature: /s/ Ron Lombardi
Name: S. Capazolio	Name: Ron Lombardi
Designation: Group Finance Officer	Designation: Chief Financial Officer
Date: 8 October 2012	Date: Sept. 25, 2012
Place: Port Elizabeth, South Africa	Place: Irvington, NY, USA